Exhibit 99.1
Signet Jewelers Announces Strategic Partnership with Leonard Green & Partners

$625 Million Convertible Preferred Investment by Leonard Green & Partners
Signet to Repurchase up to $625 Million in Common Stock
Signet will appoint Jonathan Sokoloff, Managing Partner of Leonard Green & Partners, to the Board of Directors

HAMILTON, Bermuda, August 25, 2016 – Signet Jewelers Limited (NYSE:SIG), the world's largest retailer of diamond jewelry, announced today that affiliates of Leonard Green & Partners, L.P. (“LGP”), a leading private equity firm, will invest $625 million in the form of convertible preferred shares. Signet will use the proceeds from the LGP investment to fund a repurchase of up to $625mm in common stock either in the open market or through privately negotiated transactions. In conjunction with this transaction, Signet will expand its Board of Directors from ten to eleven and appoint Jonathan Sokoloff to the Signet Board upon the closing of the transaction, which is expected to occur in the third quarter of FY 2017.

Mark Light, Chief Executive Officer of Signet Jewelers, said, “We are very pleased to announce this strategic partnership with Leonard Green, one of the most experienced and successful investors in the retail industry. For more than 25 years, Leonard Green has successfully partnered with some of the best known companies in the retail sector and worked to create significant shareholder value.  We view Leonard Green’s significant investment in Signet as a strong vote of confidence in our business and its long term growth prospects.”

Todd Stitzer, Chairman of Signet Jewelers, said, “We found in Leonard Green a long term partner who will provide a strong foundation to our shareholder base and will bring additional retail and financial expertise to our Board of Directors to help us further grow and shape the Signet portfolio of brands in a continuously evolving retail landscape.”
Jonathan Sokoloff added, “Signet Jewelers is an outstanding company – an innovator in its industry with some of the world’s most recognizable store banners and jewelry brands. We are pleased to make this investment and look forward to our partnership with the Board and management team.”
The investment by Green Equity Investors VI, L.P., an affiliate of LGP, in Signet will include the following terms:
•	$625mm in convertible preference shares
•	The convertible preference shares accrue a 5% p.a. dividend, payable quarterly in arrears, in cash or by increasing the liquidation preference, at the option of Signet
•
The preference shares will be convertible into Signet common shares at a premium of 18% to the volume weighted average price of the common shares for the 20 trading days immediately following Signet’s second quarter earnings announcement on August 25, 2016, with a maximum conversion price of $100 per share

•	LGP will be subject to a two year lock-up period and Signet will also have the right to force conversion after two years subject to Signet’s common shares achieving a specific price threshold
As a part of the transaction, Signet is increasing its Board authorized share repurchase program by $625 million, bringing the total authorization to $1.1 billion when combined with the $511 million remaining under the previously authorized repurchase program. The transaction is expected to close in the third quarter of FY 2017, subject to the receipt of customary regulatory approvals. Additional information regarding the investment will be included in a Form 8-K to be filed today by Signet with the Securities and Exchange Commission.

J.P. Morgan Securities LLC acted as financial advisor and Weil, Gotshal & Manges LLP acted as legal advisor to Signet.  Guggenheim Securities acted as financial advisor and Latham & Watkins LLP acted as legal advisor to Leonard Green & Partners, L.P.
About Signet
Signet Jewelers Limited is the world's largest retailer of diamond jewelry.  Signet operates approximately 3,600 stores primarily under the name brands of Kay Jewelers, Zales, Jared The Galleria Of Jewelry, H.Samuel, Ernest Jones, Peoples and Piercing Pagoda. Further information on Signet is available at www.signetjewelers.com. See also www.kay.com, www.zales.com, www.jared.com, www.hsamuel.co.uk, www.ernestjones.co.uk, www.peoplesjewellers.com and www.pagoda.com.

About Leonard Green & Partners
Leonard Green & Partners, L.P. is a leading private equity investment firm founded in 1989. Based in Los Angeles, the firm partners with experienced management teams to invest in market-leading companies. Since inception, LGP has invested in over 80 companies in the form of traditional buyouts, going-private transactions, recapitalizations, growth equity, and selective public equity and debt positions. The firm’s primary sectors of focus are consumer/retail, healthcare/wellness, business/consumer services, and distribution. Select past and current investments include Whole Foods Market, Life Time Fitness, Shake Shack, Activision, Jetro Cash & Carry, CHG Healthcare, and Petco. For more information, please visit www.leonardgreen.com.

Safe Harbor Statement
This release contains statements which are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements, based upon management’s beliefs and expectations as well as on assumptions made by and data currently available to management, appear in a number of places throughout this document and include statements regarding, among other things, Signet’s results of operation, financial condition, liquidity, prospects, growth, strategies and the industry in which Signet operates. The use of the words “expects,” “intends,” “anticipates,” “estimates,” “predicts,” “believes,” “should,” “potential,” “may,” “forecast,” “objective,” “plan,” or “target,” and other similar expressions are intended to identify forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to a number of risks and uncertainties, including but not limited to general economic conditions, a decline in consumer spending, the merchandising, pricing and inventory policies followed by Signet, the reputation of Signet and its brands, the level of competition in the jewelry sector, the cost and availability of diamonds, gold and other precious metals, regulations relating to customer credit, seasonality of Signet’s business, financial market risks, deterioration in customers’ financial condition, exchange rate fluctuations, changes in Signet's credit rating, changes in consumer attitudes regarding jewelry, management of social, ethical and environmental risks, security breaches and other disruptions to Signet’s information technology infrastructure and databases, inadequacy in and disruptions to internal controls and systems, changes in assumptions used in making accounting estimates relating to items such as extended service plans and pensions, risks related to Signet being a Bermuda corporation, the impact of the acquisition of Zale Corporation on relationships, including with employees, suppliers, customers and competitors, and our ability to successfully integrate Zale Corporation's operations and to realize synergies from the transaction.

For a discussion of these risks and other risks and uncertainties which could cause actual results to differ materially from those expressed in any forward looking statement, see the "Risk Factors" section of Signet's Fiscal 2016 Annual Report on Form 10-K filed with the SEC on March 24, 2016. Signet undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events or circumstances, except as required by law.

Signet Contacts:
Investors:                 James Grant, VP Investor Relations, Signet Jewelers                            +1 (330) 668-5412
Media:                         David Bouffard, VP Corporate Affairs, Signet Jewelers                      +1 (330) 668-5369